        News Release
22 West Washington Street         Telephone: +1 312 696-6000
Chicago                Facsimile: +1 312 696-6009
Illinois 60602

FOR IMMEDIATE RELEASE
Morningstar, Inc. Reports First-Quarter 2026 Financial Results
CHICAGO, April 29, 2026 - Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment insights, reported increased revenues in the first quarter of 2026 with sustained momentum in profitability growth.
“In the first quarter, we created significant value, growing operating and adjusted operating income by more than 30%, while reducing shares outstanding by roughly 4% for a total of more than 10% over the past 12 months,” said Kunal Kapoor, Morningstar’s CEO. “On the product front, we introduced new proprietary intellectual property, including PitchBook's daily valuation estimates for venture capital-backed companies and public-market-style research on leading private firms.”
The Company's quarterly shareholder letter provides more context on its quarterly results and business performance and can be found at shareholders.morningstar.com.
First-Quarter 2026 Financial Highlights
•Reported revenue increased 10.8% to $644.8 million compared to the prior-year period; organic revenue increased 7.6%.
•Reported operating income increased 36.6% to $155.9 million; adjusted operating income increased 31.9%.
•Diluted net income per share increased 50.0% to $2.73; adjusted diluted net income per share increased 42.6% to $3.18.
•Cash provided by operating activities was roughly flat at $91.5 million; free cash flow decreased 8.8% to $53.6 million.
•Share repurchases totaled 1,723,412 shares for $300.0 million.
First-Quarter 2026 Results
Revenue increased 10.8% to $644.8 million on a reported basis and 7.6% on an organic basis versus the prior-year period. Morningstar Credit, Morningstar Direct Platform, and PitchBook were the largest contributors to organic revenue growth.
Operating expense increased 4.7% to $489.8 million versus the prior-year period. The largest contributor to higher operating expense was a $7.6 million increase in compensation costs, primarily driven by unfavorable currency translation related to US dollar weakness. Higher amortization costs, primarily due to the acquisition of the Center for Research in Security Prices (CRSP), which closed in the quarter, and increased technology infrastructure costs also contributed.
First-quarter operating income increased 36.6% to $155.9 million. Adjusted operating income was $178.6 million, an increase of 31.9%. First-quarter operating margin was 24.2%, compared with 19.6% in the prior-year period. Adjusted operating margin was

27.7% in the first quarter of 2026, versus 23.3% in the prior-year period. The acquisition of CRSP was accretive to adjusted operating margin in the quarter.
Net income in the first quarter of 2026 was $107.1 million, or $2.73 per diluted share, compared with net income of $78.5 million, or $1.82 per diluted share, in the prior-year period, an increase of 50.0% on a per diluted share basis. Adjusted diluted net income per share increased 42.6% to $3.18 in the first quarter of 2026, compared with $2.23 in the prior-year period.
The Company's effective tax rate was 24.4% in the first quarter of 2026 compared to 25.9% in the prior-year period.
Segment Highlights
Morningstar Direct Platform
Morningstar Direct Platform contributed $215.2 million to consolidated revenue and $16.0 million to consolidated revenue growth, with revenue increasing 8.0% compared to the prior-year period, or 5.0% on an organic basis. Higher revenue was primarily driven by Morningstar Data and Morningstar Direct. The increase in Morningstar Data was driven in part by expansion with existing clients supported by new use cases, with continued strength in managed investment data and Morningstar Essentials products. Morningstar Direct growth reflected increased revenue per license and expansion with existing clients in reporting solutions, despite a decline of 1.8% in Direct licenses compared with the prior-year period as some client workflows shifted.
Morningstar Direct Platform adjusted operating income increased 4.5% to $91.0 million, and adjusted operating margin decreased 1.4 percentage points to 42.3%, due in part to a shift of additional research and sales resources to support Direct Platform growth priorities, partially offset by targeted reorganizations in the fourth quarter of 2025.
PitchBook
PitchBook contributed $172.4 million to consolidated revenue and $8.7 million to consolidated revenue growth, with revenue increasing 5.3% compared to the prior-year period, or 4.8% on an organic basis. Revenue growth was primarily driven by the PitchBook platform with strength in the direct data business, which continued to expand from a smaller base. The increase in PitchBook revenue reflected contributions from its core investor and advisor client segments, although growth slowed, especially in venture capital, while the corporate client segment continued to experience softness. Licensed user counts were relatively flat compared to the prior-year period, reflecting the addition of new logos offset by churn within the corporate segment.
PitchBook adjusted operating income decreased 1.3% to $51.6 million, and adjusted operating margin decreased 2.0 percentage points to 29.9%. The decline in adjusted operating margin was due in part to higher advertising expenses and an increase in compensation costs, which included the impact of additional headcount to support new growth initiatives.
Morningstar Credit
Morningstar Credit contributed $101.0 million to consolidated revenue and $28.0 million to consolidated revenue growth, with revenue increasing 38.4% compared to the prior-year period, or 34.3% on an organic basis, supported by a robust issuance market. Revenue grew across geographies and asset classes, with particular strength in Canadian and European corporates and

US structured finance ratings revenue. Organic revenue growth excludes revenue associated with DealX for the first two months of the quarter, and foreign currency impact.
Morningstar Credit adjusted operating income increased 92.5% to $41.2 million, and adjusted operating margin increased 11.5 percentage points to 40.8%. The increase in adjusted operating income and margin reflected higher revenue, partially offset by higher compensation costs. The increase in compensation was primarily driven by higher salaries and benefits due to increases in headcount to support growth.
Morningstar Wealth
Morningstar Wealth contributed $58.0 million to consolidated revenue and negative $3.3 million to consolidated revenue growth, with revenue decreasing 5.4% compared to the prior-year period, or 1.6% on an organic basis. Organic revenue excluded interim services fees received from AssetMark associated with the Company's sale of customer assets from the US Morningstar Wealth Turnkey Asset Management Platform from the prior-year period, and foreign currency impact. Reported and organic revenue included a $5.5 million negative impact from the sunsetting of Morningstar Office, which was partially offset by growth in ad sales and Investment Management, which grew on an organic basis.
Reported assets under management and advisement (AUMA) decreased 5.3% to $60.4 billion compared with the prior-year period. Excluding the impact of the loss of an Asset Allocation Services client, which accounted for a negligible share of Investment Management revenue, AUMA increased compared to the prior-year period, supported by market appreciation and positive net flows to Morningstar Model Portfolios offered on third-party platforms and the International Wealth Platform.
Morningstar Wealth adjusted operating income was $5.6 million compared to a $0.8 million loss in the prior-year period, and adjusted operating margin was 9.7% compared with negative 1.3% in the prior-year period.
Morningstar Retirement
Morningstar Retirement contributed $38.8 million to consolidated revenue and $5.9 million to consolidated revenue growth. Revenue increased 17.9% on a reported and organic basis. AUMA increased 11.7% to $310.0 billion compared with the prior-year period, primarily due to market gains and supported by positive net flows to traditional and Advisor Managed Accounts.
Morningstar Retirement adjusted operating income increased 35.6% to $19.8 million, and adjusted operating margin increased 6.6 percentage points to 51.0%. Adjusted operating income included the impact of a discrete expense related to a correction of a client's participant accounts.
Corporate and All Other
Revenue attributable to Corporate and All Other contributed $59.4 million to consolidated revenue and $7.6 million to consolidated revenue growth, with reported revenue increasing 14.7%, or decreasing 8.1% on an organic basis, compared to the prior-year period. Organic revenue growth excludes revenue associated with CRSP and foreign currency impact.
Morningstar Sustainalytics revenue declined on a reported and organic basis primarily due to the retirement of the second party opinions product. Morningstar Indexes revenue was roughly flat on an organic basis.

The impact of Corporate and All Other on consolidated adjusted operating income was negative $30.6 million compared with negative $39.2 million in the prior-year period, primarily due to improved profitability for Morningstar Indexes, including the impact of the CRSP acquisition.
Balance Sheet and Capital Allocation
As of March 31, 2026, the Company had cash, cash equivalents, and investments totaling $532.2 million and $1,712.8 million of debt, compared with $528.7 million and $1,072.6 million, respectively, as of Dec. 31, 2025.
Cash provided by operating activities was roughly flat at $91.5 million, as higher cash earnings were offset by increases in working capital and higher cash taxes paid. Free cash flow decreased 8.8% to $53.6 million in the first quarter of 2026 reflecting an increase in capital expenditures compared to the prior-year period due in part to spending related to office refreshes across geographies.
During the quarter, the Company increased its debt by $640.0 million, net, spent $359.6 million on the CRSP acquisition, net of cash acquired, repurchased $300.0 million of its shares, and paid $19.9 million in dividends.
2026 Annual Meeting of Shareholders
The Company's 2026 Annual Meeting of Shareholders will be held at 9 a.m. Central Time on Thursday, May 7, at Morningstar's corporate headquarters at 22 W. Washington St. in Chicago. Registration details are available at shareholders.morningstar.com. The meeting will cover the official business described in Morningstar's 2026 proxy statement and include presentations from members of Morningstar's management team, along with a live question and answer session open to participants both in-person and online. New at this year's meeting, the Company has expanded the time available for product demonstrations, which will be available to in-person attendees before and after the formal meeting.
Use of Non-GAAP Financial Measures
Organic revenue, adjusted operating income (loss), adjusted operating margin, adjusted diluted net income per share, and free cash flow are non-GAAP financial measures. The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the Company to comparable GAAP measures and an explanation of why the Company uses them.
Investor Communication
Morningstar encourages all interested parties — including securities analysts, current shareholders, potential shareholders, and others — to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission (the SEC), on a monthly basis, with the exception of months when it releases earnings.
About Morningstar, Inc.
Morningstar, Inc. is a leading provider of independent investment insights in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and services for individual investors, financial advisors, asset managers and owners, retirement plan providers and sponsors, institutional investors in the debt and private capital markets, and alliances and redistributors. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $370 billion in AUMA as of March 31, 2026. The Company operates through wholly-owned subsidiaries in 32 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on X @MorningstarInc.
Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as "aim," "committed," "consider," "estimate," "future," "goal," "is designed to," "maintain," "may," "might," "objective," "ongoing," "could," "expect," "intend," "plan," "possible," "potential," "seek," "anticipate," "believe," "predict," "prospects," "continue," "strategy," "strive," "will," "would," "determine," "evaluate," or the negative thereof, and similar expressions. These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, failing to achieve the anticipated benefits of the CRSP acquisition; failing to maintain and protect our brand, independence, and reputation; failing to prevent and/or mitigate cybersecurity events and the failure to protect confidential information, including personal information about individuals; changing economic and market conditions, including prolonged volatility, recessions, or downturns affecting the financial, data and software sectors and global financial markets, fluctuating interest rates, and the impacts of global trade policies, may negatively impact our financial results, including those of our asset-based businesses; compliance failures, regulatory action, or changes in or expansion of laws applicable to our regulated businesses; failing to innovate or streamline our product and service offerings or meet or anticipate our clients’ changing needs; impact of artificial intelligence technologies on our business and reputation, as well as legal and reputational risks as they are incorporated into our products and tools; failing to detect errors in our products or methodology of our products performing improperly due to defects, malfunctions or similar problems; failing to recruit, develop, and retain qualified employees; failing to scale our operations and increase productivity in order to implement our business plans and strategies, including failing to manage costs related thereto; liability for any losses that result from errors in our automated advisory tools or errors in the use of the information and data we collect; inadequacy of our operational risk management and business continuity programs to address materially disruptive events; our strategic transactions, acquisitions, divestitures and investments in companies or technologies failing to yield expected business or financial benefits, negatively impacting our operating results and our ability to deliver long-term value to shareholders; triggering events for impairment of goodwill or assets; failing to maintain growth across our businesses due to changes in geopolitics and the regulatory landscape; failing to recognize deferred revenue; liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products; the potential adverse effect of our indebtedness (and rising interest rates) on our cash flow and financial and operational flexibility; liability, regulatory scrutiny, costs and reputational risks relating to environmental, social, and governance considerations; our dependence on third-party service providers in our operations; inadequacy of our insurance coverage; challenges in accounting for tax complexities in the global jurisdictions we operate in could materially affect our tax obligations and tax rates; the potential impact of vendor consolidation and clients' strategic decisions to replace our products and services with in-house products and services; our ability to build and maintain short-term and long-term shareholder value and pay dividends to our shareholders; our ability to repurchase shares of our common stock; our ability to maintain existing business and renewal rates and to gain new business; the impact of recently issued accounting pronouncements on our consolidated financial statements and related disclosure; volatility in our stock price due to market conditions; any future sales of common stock and fluctuations in our operating results; and failing to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties, among others, can be found in our filings with the SEC, including our most recent Report on Form 10-K. If any of these risks and uncertainties materialize, our actual future results and other future events may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information, future events or otherwise, except as may be required by law. You are, however, advised to review any further disclosures we make on related subjects, and about new or additional risks, uncertainties and assumptions in our future filings with the SEC on Forms 10-K, 10-Q, and 8-K. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Morningstar in any jurisdiction.
# # #

Media Relations Contact:
Stephanie Lerdall, +1 312-244-7805, stephanie.lerdall@morningstar.com
Investor Relations Contact:
Sarah Bush, +1 312-384-3754, sarah.bush@morningstar.com
©2026 Morningstar, Inc. All Rights Reserved.
MORN-E

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income

	Three months ended March 31,
(in millions, except per share amounts)	2026	2025	Change

Revenue	$644.8	$581.9	10.8%
Operating expense:
Cost of revenue	238.9	231.4	3.2%
Sales and marketing	115.2	112.6	2.3%
General and administrative	84.0	76.5	9.8%
Depreciation and amortization	51.7	47.3	9.3%
Total operating expense	489.8	467.8	4.7%

Other operating income	0.9	—	NMF

Operating income	155.9	114.1	36.6%
Operating margin	24.2%	19.6%	4.6 pp

Non-operating income (expense), net:
Interest expense, net	(13.7)	(5.4)	NMF
Other income (expense), net	(0.4)	(0.2)	NMF
Non-operating income (expense), net	(14.1)	(5.6)	NMF

Income before income taxes and equity in investments of unconsolidated entities	141.8	108.5	30.7%
Equity in investments of unconsolidated entities	(0.1)	(2.6)	NMF
Income tax expense	34.6	27.4	26.3%
Consolidated net income	$107.1	$78.5	36.4%

Net income per share:
Basic	$2.74	$1.83	49.7%
Diluted	$2.73	$1.82	50.0%
Weighted average shares outstanding:
Basic	39.1	42.8
Diluted	39.3	43.1
___________________________________________________________________________________________________________________________________________________________________
NMF - Not meaningful, pp - percentage points

Morningstar, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(in millions)	As of March 31, 2026 (unaudited)	As of December 31, 2025

Assets
Current assets:
Cash and cash equivalents	$492.8	$474.5
Investments	39.4	54.2
Accounts receivable, net	402.6	390.4
Income tax receivable	15.4	16.2
Other current assets	113.1	102.7
Total current assets	1,063.3	1,038.0

Goodwill	1,747.2	1,610.8
Intangible assets, net	591.4	379.3
Property, equipment, and capitalized software, net	234.8	231.9
Operating lease assets	166.0	159.0
Investments in unconsolidated entities	50.3	50.3
Deferred tax assets	86.0	78.7
Other assets	47.3	42.2
Total assets	$3,986.3	$3,590.2

Liabilities and equity
Current liabilities:
Deferred revenue	$669.3	$586.1
Accrued compensation	144.9	294.2
Accounts payable and accrued liabilities	104.6	97.9
Operating lease liabilities	42.7	41.8
Current portion of long-term debt	18.2	—
Income tax payable	43.1	24.0
Other current liabilities	7.9	9.3
Total current liabilities	1,030.7	1,053.3

Operating lease liabilities	151.0	146.7
Accrued compensation	20.3	20.1
Deferred tax liabilities	21.5	27.2
Long-term debt	1,694.6	1,072.6
Income tax payable	13.8	13.1
Other long-term liabilities	35.7	35.3
Total liabilities	2,967.6	2,368.3
Total equity	1,018.7	1,221.9
Total liabilities and equity	$3,986.3	$3,590.2

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended March 31,
(in millions)	2026	2025
Operating activities
Consolidated net income	$107.1	$78.5
Adjustments to reconcile consolidated net income to net cash flows from operating activities	51.8	53.5
Changes in operating assets and liabilities, net	(67.4)	(41.0)
Cash provided by operating activities	91.5	91.0
Investing activities
Capital expenditures	(37.9)	(32.2)
Acquisitions, net of cash acquired	(359.6)	(38.5)
Purchases of investments in unconsolidated entities	(0.1)	(1.2)
Other, net	13.2	1.2
Cash used for investing activities	(384.4)	(70.7)
Financing activities
Common shares repurchased	(300.0)	(109.6)
Dividends paid	(19.9)	(19.5)
Repayments of debt	(30.0)	(40.0)
Proceeds from debt	670.0	145.0
Other, net	(3.2)	—
Cash provided by (used for) financing activities	316.9	(24.1)
Effect of exchange rate changes on cash and cash equivalents	(5.7)	12.6
Net increase in cash and cash equivalents	18.3	8.8
Cash and cash equivalents-beginning of period	474.5	502.7
Cash and cash equivalents-end of period	$492.8	$511.5

Morningstar, Inc. and Subsidiaries
Supplemental Data (Unaudited)

	Three months ended March 31,
(in millions)	2026	2025	Change	Organic
Morningstar Direct Platform
Revenue	$215.2	$199.2	8.0%	5.0%
Adjusted Operating Income	$91.0	$87.1	4.5%
Adjusted Operating Margin	42.3%	43.7%	(1.4) pp

PitchBook
Revenue	$172.4	$163.7	5.3%	4.8%
Adjusted Operating Income	$51.6	$52.3	(1.3)%
Adjusted Operating Margin	29.9%	31.9%	(2.0) pp

Morningstar Credit
Revenue	$101.0	$73.0	38.4%	34.3%
Adjusted Operating Income	$41.2	$21.4	92.5%
Adjusted Operating Margin	40.8%	29.3%	11.5 pp

Morningstar Wealth
Revenue	$58.0	$61.3	(5.4)%	(1.6)%
Adjusted Operating Income (Loss)	$5.6	$(0.8)	NMF
Adjusted Operating Margin	9.7%	(1.3)%	11.0 pp

Morningstar Retirement
Revenue	$38.8	$32.9	17.9%	17.9%
Adjusted Operating Income	$19.8	$14.6	35.6%
Adjusted Operating Margin	51.0%	44.4%	6.6 pp

Consolidated Revenue
Total Reportable Segments	$585.4	$530.1	10.4%
Corporate and All Other (1)	59.4	51.8	14.7%
Total Revenue	$644.8	$581.9	10.8%	7.6%

Consolidated Adjusted Operating Income
Total Reportable Segments	$209.2	$174.6	19.8%
Less: Corporate and All Other (2)	(30.6)	(39.2)	NMF
Adjusted Operating Income	$178.6	$135.4	31.9%
Adjusted Operating Margin	27.7%	23.3%	4.4 pp
___________________________________________________________________________________________________________________________________________________________________
(1) Corporate and All Other provides a reconciliation between revenue from our Total Reportable Segments and consolidated revenue amounts. Corporate and All Other includes Morningstar Sustainalytics and Morningstar Indexes as sources of revenues. Revenue from Morningstar Sustainalytics was $26.6 million and $28.8 million for the three months ended March 31, 2026 and 2025, respectively. Revenue from Morningstar Indexes was $32.8 million and $23.0 million for the three months ended March 31, 2026 and 2025, respectively.
(2) Corporate and All Other includes unallocated corporate expenses as well as adjusted operating income (loss) from Morningstar Sustainalytics and Morningstar Indexes. For the first quarters of 2026 and 2025, unallocated corporate expenses were $41.8 million in each period. Unallocated corporate expenses include finance, human resources, legal, and other management-related costs that are not considered when segment performance is evaluated.

Morningstar, Inc. and Subsidiaries
Supplemental Data (Unaudited)

	As of March 31,
AUMA (approximate) ($bil)	2026	2025	Change
Morningstar Retirement
Managed Accounts	$191.7	$162.8	17.8%
Fiduciary Services	73.5	65.6	12.0%
Custom Models/CIT	44.8	49.2	(8.9)%
Morningstar Retirement (total)	$310.0	$277.6	11.7%
Investment Management
Morningstar Model Portfolios (1)	$51.9	$44.5	16.6%
Institutional Asset Management	5.9	6.9	(14.5)%
Asset Allocation Services	2.6	12.4	(79.0)%
Investment Management (total)	$60.4	$63.8	(5.3)%

Asset value linked to Morningstar Indexes ($bil) (2)	$3,170.1	$208.7	NMF

	Three months ended March 31,
	2026	2025	Change
Average AUMA ($bil)	$374.2	$339.8	10.1%
____________________________________________________________________________________________________________________________________________________________________________________________________________
(1) Includes AUMA in Morningstar Model Portfolios and assets on the International Wealth Platform invested in third-party model portfolios.
(2) Includes $2.9 trillion of assets linked to CRSP indexes as of March 31, 2026.

Morningstar, Inc. and Subsidiaries
Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)
To supplement Morningstar’s condensed consolidated financial statements presented in accordance with US Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the SEC, including:

•"Organic Revenue" is consolidated revenue before (1) acquisitions and divestitures, (2) adoption of new accounting standards or revisions to accounting practices (accounting changes), and (3) the effect of foreign currency translations.
•"Adjusted Operating Income (Loss)" is consolidated operating income (loss) excluding (1) intangible amortization expense, (2) the impact of merger, acquisition, and divestiture-related activity which, when applicable, may include certain non-recurring expenses such as pre-deal due diligence, transaction costs, contingent consideration, severance, and post-close integration costs (M&A-related expenses), and (3) certain other one-time, non-recurring items which management does not consider when evaluating ongoing performance (other non-recurring items).
•"Adjusted Operating Margin" is operating margin excluding (1) intangible amortization expense, (2) M&A-related expenses, and (3) other non-recurring items.
•"Adjusted Diluted Net Income Per Share" is consolidated diluted net income per share excluding (1) intangible amortization expense, (2) M&A-related expenses, (3) other non-recurring items, and (4) non-operating gains and losses.
•"Free Cash Flow" is cash provided by or used for operating activities less capital expenditures.
These non-GAAP measures may not be comparable to similarly titled measures reported by other companies and should not be considered an alternative to any measure of performance promulgated under GAAP.
Morningstar presents organic revenue because the Company believes this non-GAAP measure helps investors better compare period-over-period results. Morningstar excludes revenue from acquired businesses from its organic revenue growth calculation for a period of 12 months after it completes the acquisition. For divestitures (including sale of assets), Morningstar excludes revenue in the prior-year period for which there is no comparable revenue in the current period.

Morningstar presents adjusted operating income (loss), adjusted operating margin, and adjusted diluted net income per share to better reflect period-over-period comparisons, and improve overall understanding of the underlying performance of the business absent the impact of intangible amortization expense, M&A-related expenses, and certain other one-time, non-recurring items.
In addition, Morningstar presents free cash flow as a supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar's management team uses free cash flow to evaluate the health of its business.

	Three months ended March 31,
(in millions)	2026	2025	Change
Reconciliation from consolidated revenue to organic revenue:
Consolidated revenue	$644.8	$581.9	10.8%
Acquisitions	(10.5)	—	NMF
Divestitures	(3.0)	(7.6)	NMF
Effect of foreign currency translations	(13.5)	—	NMF
Organic revenue	$617.8	$574.3	7.6%

Reconciliation from consolidated operating income to adjusted operating income:
Consolidated operating income	$155.9	$114.1	36.6%
Intangible amortization expense	19.0	14.4	31.9%
M&A-related expenses	4.6	6.9	(33.3)%
Other non-recurring items	(0.9)	—	NMF
Adjusted operating income	$178.6	$135.4	31.9%

Reconciliation from consolidated operating margin to adjusted operating margin:
Consolidated operating margin	24.2%	19.6%	4.6 pp
Intangible amortization expense	2.9%	2.5%	0.4 pp
M&A-related expenses	0.7%	1.2%	(0.5) pp
Other non-recurring items	(0.1)%	—%	(0.1) pp
Adjusted operating margin	27.7%	23.3%	4.4 pp

Reconciliation from consolidated diluted net income per share to adjusted diluted net income per share:
Consolidated diluted net income per share	$2.73	$1.82	50.0%
Intangible amortization expense	0.36	0.25	44.0%
M&A-related expenses	0.09	0.12	(25.0)%

	Three months ended March 31,
(in millions)	2026	2025	Change
Other non-recurring items	(0.02)	—	NMF
Non-operating (gains) losses	0.02	0.04	(50.0)%
Adjusted diluted net income per share	$3.18	$2.23	42.6%

Reconciliation from cash provided by operating activities to free cash flow:
Cash provided by operating activities	$91.5	$91.0	0.5%
Capital expenditures	(37.9)	(32.2)	17.7%
Free cash flow	$53.6	$58.8	(8.8)%